Exhibit 99.1

MediciNova Announces Closing of US$20 Million Private Placement Transaction

LA JOLLA, Calif., January 31, 2021 (GLOBE NEWSWIRE) — MediciNova, Inc., a biopharmaceutical company traded on the NASDAQ Global Market (NASDAQ:MNOV) and the JASDAQ Market of the Tokyo Stock Exchange (Code Number: 4875), today announced the closing of the previously announced private placement transaction under a Securities Purchase Agreement, dated January 11, 2021, pursuant to which MediciNova issued US$20 million in shares of its common stock to 3D Opportunity Master Fund, a fund managed by 3D Investment Partners Pte. Ltd. (“3D”).

MediciNova intends to use the proceeds received from the private placement primarily for the following three programs:

1) To initiate a new clinical trial of MN-166 (ibudilast) for glioblastoma, which could be a pivotal trial.

2) To develop an intravenous formulation of MN-166 (ibudilast), which is ideal for amyotrophic lateral sclerosis (ALS) patients who have difficulty with swallowing.

3) To initiate a Phase 2 clinical trial of MN-001 (tipelukast) in nonalcoholic steatohepatitis (NASH).

About 3D Investment Partners

3D Investment Partners Pte. Ltd. is a value-oriented investment manager founded in 2015 and based in Singapore. 3D seeks value investing opportunities through a process of bottom-up fundamental research and analysis. By unlocking value with an emphasis on alignment of interest with the management teams of their portfolio companies, 3D delivers its clients superior long-term compounding returns with the spirit of “Sampo Yoshi” – a Japanese business core value that one should do business in a way that is good for all three parties: the seller, the buyer, and society at large. 3D, together with its portfolio company’s management, pursues the same goal of increasing value for all stakeholders.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company founded upon developing novel, small-molecule therapeutics for the treatment of diseases with unmet medical needs with a primary commercial focus on the U.S. market. MediciNova’s current strategy is to focus on BC-PIV SARS-COV-2 vaccine for COVID-19, MN-166 (ibudilast) for neurological disorders such as progressive multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), degenerative cervical myelopathy (DCM), substance dependence (e.g., alcohol use disorder, methamphetamine dependence, opioid dependence) and glioblastoma (GBM), as well as prevention of acute respiratory distress syndrome (ARDS) caused by COVID-19, and MN-001 (tipelukast) for fibrotic diseases such as nonalcoholic steatohepatitis (NASH) and idiopathic pulmonary fibrosis (IPF). MediciNova’s pipeline also includes MN-221 (bedoradrine) and MN-029 (denibulin). For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the future development and efficacy of BC-PIV SARS-COV-2 vaccine, MN-166, MN-001, MN-221, and MN-029. These forward-looking statements may be preceded by, followed by, or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” “considering,” “planning” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, risks of obtaining future partner or grant funding for development of BC-PIV SARS-COV-2 vaccine, MN-166, MN-001, MN-221, and MN-029 and risks of raising sufficient capital when needed to fund MediciNova’s operations and contribution to clinical development, risks and uncertainties inherent to the development of formulations as well as the initiation and conduct of clinical trials, including the potential cost, expected timing and risks associated with clinical trials designed to meet FDA guidance and the viability of further development considering these factors, product development and commercialization risks, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks associated with the reliance on third parties to sponsor and fund clinical trials, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials, and the timing of expected filings with the regulatory authorities, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to obtain third party funding for programs and raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2019 and its subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

INVESTOR CONTACT:

Geoff O’Brien

Vice President

MediciNova, Inc.

info@medicinova.com